EXHIBIT 14.1

AstroNova

Bright ideas. Realized.

ode of Conduct

CODE OF CONDUCT

Page

MESSAGE FROM THE CEO

Why do we have a code? 1

Who must follow it? 1

Your Responsibilities 1

How to Recognize a Problem 2

Reporting 2

Investigations and Corrective Action Procedures 3

Enforcement 3

No Retaliation 3

Compliance with Applicable Laws and Regulations 3

Conflicts of Interest 4

Gifts and Entertainment 4

Doing Business with Spouses, Relatives and Friends 5

Outside Employment 5

Antitrust Laws 5

Global Trade Laws 6

Fair Dealing 6

Buying and Selling Stock 6

Maintaining Accurate Records 7

Special Ethical Guidelines for Employees with Financial Report- 7 ing Responsibilities

Safeguarding Company Assets 8

Confidential Information 9

Reporting of Violations of Law to Government Authorities 9

Amending and Waiving the Code 10

Acknowledgment of Receipt, Review and Compliance 10

Exhibit A: Contact Information A-1

Exhibit B: Procedures Regarding Complaints and Concerns B-1

About Accounting Matters

MESSAGE FROM THE CEO

CODE OF CONDUCT

Dear AstroNova Colleagues:

AstroNova continues to grow into a global company, evolving to meet the needs of the marketplace, just as we have for more than 40 years. On the same principles which this company was founded, we continue to build a reputation and brand in the marketplace that upholds our core values: Customer First; One Global Team; Innovation; Continuous Improvement and Building Shareholder Value.

Our Code of Conduct sets forth the standards by which we expect all AstroNova employees, officers, directors and service providers to conduct business. Our Code is not a substitute for good judgment, nor does it cover every situation you may encounter during your work with AstroNova. Our Code covers the basic principles and standards of our business, and you must understand and apply them in your work. When in doubt, ask your supervisor, Human Resources or any senior manager of the Company.

Thank you for your continued hard work and dedication to making AstroNova a success and your commitment to upholding the standards set forth in our Code.

Sincerely,

Gregory A. Woods President and CEO

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Why do we have a code?

The Board of Directors of AstroNova has adopted this Code of Conduct (the “Code”) in order to:

Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and

Exchange Commission (the “SEC”) and other regulatory bodies, as well as in other public communications made by the Company;

Promote compliance with applicable governmental laws, rules and regulations;

Promote the protection of Company assets, including corporate opportunities and confidential information;

Promote fair dealing practices;

Deter wrongdoing; and

Ensure accountability for adherence to the Code.

Our Code outlines the behavior all employees, officers and directors of AstroNova and all of its subsidiaries and affiliates, as well as the Company’s consultants, agents, suppliers and business partners while acting for or on behalf of the Company (collectively, “Covered Persons”), must follow to uphold the

Company’s ethical standards. The Code is a guide to resolving ethical dilemmas and provides the contact information you should use when you have questions or concerns.

For purposes of the Code, the terms “Company”, “AstroNova”, “we”, “us”, or

“our” refer to AstroNova and all of its subsidiaries and affiliates.

Who must follow it?

We expect all Covered Persons to be familiar with the Code, comply with its provisions, report any suspected violations as described below in the Sections entitled “Reporting” and “Enforcement”, and adhere to our ethical standards. No Covered Person may ask or explicitly or implicitly encourage anyone else to engage in any activity that violates these standards.

Your Responsibilities

The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically. As a Covered Person, you are required to understand and follow the principles set forth in our Code. If you have questions or are uncertain about any aspect of the Code, ask your supervisor, Human

Resources or any senior manager of the Company. Each employee, officer and director of the Company is required to certify annually his or her commitment to:

Familiarize himself or herself with and follow all policies, laws and regulations that apply to his or her job;

Act with integrity and conduct the Company’s business according to the highest ethical and legal standards; and

Report concerns and known or suspected misconduct immediately.

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How to Recognize a Problem

We believe that our employees, officers, directors and service providers display sound character and judgment and we trust them to act responsibly. However, there may be times when you need to raise concerns about behavior that you believe may violate the

Company’s values and standards as embodied in this Code. If you suspect such behavior, you have an obligation to discuss it with the appropriate parties. Doing so will provide the Company with the opportunity to address the concern and to correct the problem.

Although it is difficult to anticipate every situation that may be a violation of our Code, you can assess the situation by asking yourself:

Do I think the action in question complies with the law?

Does it feel like the right thing to do?

Does it follow our Code and all other company policies?

Would I feel comfortable if others knew about it?

If you cannot answer “yes” to all of these questions, you should report the situation to the appropriate parties.

Reporting

As part of its commitment to ethical and legal conduct, the Company expects you to bring to the Company’s attention, information about suspected violations of this Code by any Covered Person.

All Covered Persons should feel safe about reporting any ethical violations or accounting concerns and from any reprisals. Because failure to report criminal activity can itself be understood to condone the crime, you are required to come forward with any such information using the procedures described below, without regard to the identity or position of the suspected offender. Failure to report knowledge of wrongdoing may result in disciplinary action and, potentially legal action against those who fail to report.

Information about known or suspected violations by any Covered Person should be reported promptly. To report a matter, you may report it to the Audit Committee Chairman or Outside Legal Counsel. To assist in the administration of the Code of Conduct, the Company has established an anonymous Whistleblower Hotline. The toll-free phone number for the anonymous Hotline is 844-400-9483. You can also access the hotline via the web at https://www.openboard.info/ALOT/index.cfm. The Hotline is owned, staffed and managed by an independent company and is available 24 hours per day, seven days a week. All communications submitted through the Hotline are received on an anonymous basis by the Audit Committee Chairman and Outside Legal Counsel. Information about known or suspected violations relating to accounting, internal accounting controls or auditing matters may also be reported to any member of the Audit Committee.

The notification should specify in reasonable detail the nature of the complaint and the persons involved in and with knowledge of the violation. It should be accompanied by or make reference to any supporting documentation. If possible, written notices should be followed up with a verbal communication to the Audit Committee Chairman or Outside

Legal Counsel noting the filing of a written notice. Contact information for the Audit Committee Chairman, Outside Legal Counsel and the members of the Company’s Audit

Committee, is set forth in Exhibit A.

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Investigations and Corrective Action Procedures

The Company takes all allegations of misconduct seriously. We will confidentially investigate all reports of alleged misconduct to determine if any law, regulation, policy or procedure may have been violated.

Reports that relate to accounting, internal control or auditing matters will be investigated by the Audit Committee in accordance with the Audit Committee’s procedures, attached as Exhibit B. Employees are required to cooperate in the investigation of reported violations.

Enforcement

The Company must ensure prompt and consistent action against violations of this Code. Upon a determination that there has been a violation of the Code, the Company will take such preventative or disciplinary action as it deems appropriate, including, but not limited to a formal or informal reprimand, reassignment, demotion, termination of employment and, in the event of criminal conduct or other serious violations of the law, notification of appropriate government authorities which could result in personal civil or criminal liability. As a condition of employment or directorship with the company, each employee or director will be required to execute an Acknowledgement of Receipt, Review and Compliance with the Code upon commencement of employment or directorship and annually thereafter.

No Retaliation

The Company will not tolerate acts of discrimination or retaliation against anyone who makes a good faith report of known or suspected ethical or legal misconduct or other violations of this Code or who participates in an investigation of any such alleged violation in good faith.

Retaliatory or discriminating acts may lead to disciplinary action against the person responsible, up to and including termination of employment. If you believe you have experienced retaliation or discrimination, you should report it immediately.

Compliance with Applicable Laws and Regulations

As a global organization, AstroNova operates in a wide range of legal jurisdictions and regulatory environments. This means that all Covered Persons must comply, both in letter and spirit, with all laws, rules and regulations that apply to the areas in which our operations exist.

In addition, because the Company’s contracts and agreements govern our business relationships, we have put in place a Delegation of Authority Policy to ensure that any contract entered into or commitment of funds for capital or operational expenditures by the Company has the appropriate level of approval. Employees who enter into contracts or commitments by the Company must have proper authorization pursuant to the Delegation of Authority Policy.

All Covered Persons engaged in business with a governmental body or agency must know and abide by the specific rules and regulations covering relations with public

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agencies and conduct themselves in a manner that avoids even the perception of an attempt to improperly influence public officials in the performance of their official duties.

Although not all Covered Persons are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Employees of the Company should direct questions about compliance matters to their supervisor. All other Covered Persons should direct questions about compliance matters to the Audit Committee Chairman or Outside Legal Counsel using the contact information included on Exhibit A.

Conflicts of Interest

Conflicts of interest arise in many different forms. In general, a “conflict of interest” occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when a Covered Person (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for Company objectively and effectively. Conflicts of interest also arise when a Covered Person (or a member of his or her family) receives improper personal benefits as a result of his or her position in or work for the Company. You must avoid any situation that might put you or the Company in such a position or create even the appearance of bias. Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any executive officer or director or their family members are expressly prohibited. If you have knowledge about a possible conflict of interest, you should disclose the matter to your supervisor, who will refer it to the Audit Committee Chairman or Outside

Legal Counsel. Determinations regarding and authorizations or approvals of conflict of interest matters will be handled in accordance with the procedures described in the section entitled “Amending and Waiving the Code.”

While it is impossible to address every situation where a conflict of interest may arise, the following sections provide guidance for some of the more common situations.

Gifts and Entertainment

Covered Persons and members of their immediate families may not give or accept gifts, in any form, including personal services or favors, if those gifts would or could appear to inappropriately influence business decisions or judgments by a Covered Person or by our customers, partners, suppliers or others doing business with us. Gifts of any amount may never be solicited, and a gift of cash or securities, no matter how low the value, may never be accepted. As a common business courtesy, a Covered Person (or a member of a Covered Person’s immediately family) may receive occasional gifts, provided that:

The gift is of nominal value (e.g., pens, notepads, calendars, etc.) or consists of normal, occasional business-related entertainment (e.g., meals or use of sporting, theatrical or other public event tickets);

Doing so is legal; and

The gift is neither intended nor likely to be perceived by others to improperly influence a Covered Person’s or the Company’s business decisions.

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Doing Business with Spouses, Relatives and Friends

A Covered Person may not, directly or indirectly, enter into in a business relationship on behalf of the Company with a member of his or her family or a business in which member of his or her family has an ownership interest in excess of 5%or serves as a partner, officer or director. A “business relationship” includes any situation where money is paid, other than for employment purposes.

Outside Employment

Because of AstroNova’s obligations to its customers, the Company must be aware of any concurrent employment that any of its employees, officers or directors may have to determine whether or not it presents a potential conflict.

Serving on any public or government board or commission qualifies as employment for purposes of this policy, regardless of whether such service is compensated.

Employment or any other association with a company that is considered by the Company’s management to be a competitor or supplier while working for AstroNova is prohibited. No employee, officer or director of AstroNova may serve as an employee, officer or director of any competitor, supplier or customer without prior written approval utilizing the procedure described in the section entitled “Amending and Waiving the Code.” You should speak to your supervisor if you have any questions as to whether you might be involved in or considering an activity that would involve a conflict of interest.

Officers and full-time employees of the Company may not engage in any outside employment other than work as a volunteer. Any employee, officer or director who does perform outside work has the responsibility to avoid any conflicts with AstroNova’s business interests. Outside work cannot be performed on Company time or Company premises.

Antitrust Laws

Compliance with antitrust and competition laws around the world is essential. These laws generally prohibit “restraints of trade,” which is certain conduct involving competitors, clients or suppliers in the marketplace. These laws are complex. Some types of anti-competitive conduct, such as restrictive agreements with competitors or agreements regarding minimum sale prices or price levels (e.g., discounts) for the

Company’s goods and services, are illegal under the antitrust laws of the United States and many other countries. Employees and other representatives of the Company must be alert to avoid even the appearance of any unlawful anti-competitive conduct. This Code of Conduct is not intended as a comprehensive review of the antitrust laws, and is not a substitute for expert advice. If you have questions concerning a specific situation, you should contact the Company’s Chief Executive Officer before taking action.

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Global Trade Laws

We must always comply with the laws in jurisdictions where we do business. In the event a local law, custom or practice conflicts with our Code or a Company policy, you must always adhere to the law, custom or practice that is most stringent. The following are examples of some of the matters covered by global trade laws:

Anti-boycott Policies

Bribes, Gifts, Foreign Corrupt Practices Act

Bid Rigging

Trafficking

Trade Restrictions

Office of Foreign Assets Control Regulations

As a result of your specific position with the Company, you may be required attend more specific training related to global trade laws and sign an acknowledgment of how particular global trade policies may apply to you.

Fair Dealing

You must always deal fairly with the Company’s stockholders, partners, customers, clients, service providers, suppliers, employees and anyone else with whom you have contact in the course of performing your job, without taking an unfair advantage through manipulation, concealment, abuse, improper use of confidential or privileged information, misrepresentation of facts or any other unfair dealing practice.

Buying and Selling Stock

You may not buy or sell stock while in possession of material inside information. You are also prohibited from giving others, such as friends and family, tips on when to buy or sell stock when you aware of material inside information concerning that stock. Examples of material inside information include information about earnings, significant gains or losses of business, the entry into or termination of a significant contract, significant product announcements, or major personnel changes. When in doubt, information you obtain in the course of your duties for the Company should be presumed to be material inside information.

In addition, you are prohibited from investing in derivatives of Company stock, including hedging transactions and transactions involving options, warrants, puts, or calls or similar instruments related to shares of Company stock. This prohibition does not apply to your receipt or exercise of options or other stock-based awards you may receive from the Company.

Employees, officers, and directors of the Company, as well as other Covered Persons who qualify as “Company insiders” are subject to blackout periods during which they must refrain from trading in AstroNova stock. These blackout periods typically begin on the 20th calendar day of the month preceding the end of the quarter or a fiscal year and extend through the second business day after the corresponding public announcement of the Company’s financial results for that period. Blackout periods may also be designated at other times by the Company. Even outside of these blackout periods, and even if you are not subject to blackout periods, you may never buy or sell stock when aware of material inside information.

Additional information concerning the Company’s Insider Trading Policy and Company blackout periods, and compliance with securities laws generally is set forth in the

Company’s Insider Trading Policy. Specific questions on buying or selling Company stock should be referred to the Company’s Chief Financial Officer/Outside Legal Counsel using the contact information included on Exhibit A.

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Maintaining Accurate Records

Ensuring accurate and complete financial and business records is important to our business. The books and records of the Company must reflect in reasonable detail all the transactions of the Company in a timely and accurate manner in order to allow the preparation of financial statements.

The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

Each Covered Person who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Covered Persons must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountant and counsel.

Each Covered Person who is involved in the Company’s disclosure process must:

Be familiar with and comply with the Company’s disclosure controls and procedures and its internal controls over financial reporting; and

Take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

Special Reporting Ethical Responsibilities Guidelines for Employees with Financial

The Company’s Chief Executive Officer, Chief Financial Officer and Corporate Controller (collectively, the “Financial Officers”) bear a special responsibility for promoting integrity throughout the Company, with responsibilities to the Company’s stockholders. The Financial Officers have a special role both to adhere to these principles themselves and also to encourage a culture throughout the Company as a whole that endeavors to provide the fair and timely reporting of the Company’s financial results and condition, as well as other information required by SEC regulations.

The Company’s periodic reports and other documents filed with the SEC (collectively “SEC Reports”), including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

Because of this special role, the Financial Officers are bound by the following Financial Officer Code of Conduct.

The Financial Officers will:

Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

Provide to all other Covered Persons who are engaged in preparing, reviewing or filing SEC Reports or in disseminating other public communications such as press releases, information that is full, fair, accurate, timely and understandable.

Endeavor to ensure full, fair, accurate, timely and understandable disclosure in SEC Reports and all other public communications made by the Company.

Comply with laws, rules and regulations of federal, state and local governments,

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and appropriate self-regulatory organizations.

Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

Respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose.

Refrain from using confidential information acquired in the course of employment for any purpose other than the benefit of the Company.

Promote and be an example of ethical behavior as a responsible partner among peers in the work environment.

Achieve responsible use of and control over all assets and resources employed or entrusted to them.

Record or participate in the recording of entries in the Company’s books and records that are accurate to the best of his or her knowledge.

Promptly report to the Audit Committee Chairman, Outside Legal Counsel or through the anonymous Hotline described in Exhibit B below, any conduct that he or she believes to be a violation of law or business ethics or of any provision of this Code, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Violations of this Financial Officer Code of Conduct, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment. If a Covered Person believes that a violation of the Financial Officer Code of Ethics has occurred, he or she should contact

Audit Committee Chairman, Outside Legal Counsel or use the anonymous Hotline.

Safeguard Company Assets

The Company belongs to our stockholders. You must protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

Our employees, officers and directors are the stewards of the assets and resources of the Company and you must at all times act in a manner which protects, enhances and safeguards these resources and shall not do anything that may harm them. The Company’s property and assets may only be used for the benefit of the Company’s operations and may not be utilized for personal gain or the benefit of others. This includes the Company’s name, logo, intellectual property, information technology devices, applications and other proprietary assets. Similarly, the Company’s assets must not be used for illegal purposes, and if you become aware of any such improper use, you must report it. You should not expect that your use of the Company’s information technology is private, as at any time confidential information and trade secrets continue after he or she leaves the Company.

At the request of the Company or when you leave employment of the Company or your service as a director ends, you must return (and not keep copies of) correspondence, printed matter, documents or records of any kind describing specific process knowledge, procedures, and Company trade secrets.

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Confidential Information

Our trade secrets and proprietary information are valuable assets. The protection of confidential business information and trade secrets is vital to the interests and the success of AstroNova and our continued growth and competitiveness. From time to time, we are also entrusted by our customers, suppliers and other partners with their trade secrets and proprietary information. Our policy is to protect this confidential information with the same care that we use to protect our own confidential information.

Such confidential information includes, but is not limited to the following examples:

computer programs and codes

customer lists

financial information

product designs

marketing strategies

strategic business plans

terms of relationships with customers and suppliers

new materials research

pending projects and proposals

proprietary production processes

research and development strategies

scientific data

scientific formulae

scientific prototypes

technological data

technological prototypes

All employees are required to sign an agreement with respect to confidentiality and proprietary rights of AstroNova as a condition of employment with the Company. Except when disclosure is expressly authorized or is required or permitted by law, Covered Persons must maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners. Covered Persons must use confidential information only for activities that benefit the Company and not for any other purpose. Covered Persons who improperly use or disclose AstroNova trade secrets or confidential business information will be subject to disciplinary action, up to and including termination of employment and legal action, even if they do not actually benefit from the disclosed information. Each employee’s and director’s obligations to protect the Company’s confidential information and trade secrets continue after he or she leaves the Company. At the request of the Company or when you leave employment of the Company or your service as a director ends, you must return (and not keep copies of) correspondence, printed matter, documents or records of any kind describing specific process knowledge, procedures, and Company trade secrets.

Reporting of Violations of Law to Government Authorities.

It is not intended that this Code, any other Company policy or any agreement between you and the Company should have the effect of preventing you from reporting possible violations of federal law to any government agency or entity. Notwithstanding anything to

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the contrary in this Code or any other Company Policy, or in any agreement entered into between the Company and you, nothing in any such document or agreement prohibits you, or is intended in any manner to prohibit you or anyone else, from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of anyone at the Company or its legal counsel to make any such report or disclosure, and you are not required to notify the Company that you have made any such report or disclosure.

Amending and Waiving the Code

All requests for an authorization or approval of a conflict of interest matter or a waiver of a provision of this Code must be submitted in writing to the Audit Committee Chairman for review. Requests by a Covered Person who is not an officer or director of the Company will be referred to the Chief Executive Officer for determination. Requests by officers or directors will be referred to the Board of Directors, and only the Board of Directors has the authority to grant an authorization or waiver to those individuals. Any waiver granted to an officer or director and the reasons for the waiver will be publicly disclosed as required by SEC and NASDAQ rules and any other applicable laws.

The Board of Directors will, from time to time, review this Code and amend or supplement it as it determines to be in the best interests of the Company. Any change or amendment to this Code of Conduct shall be promptly disclosed as required by SEC and NASDAQ rules and any other applicable laws.

ACKNOWLEDGEMENT AND COMPLIANCE OF RECEIPT, REVIEW

I,             , acknowledge that I have received and read a copy of the AstroNova Code of Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Audit Committee Chairman or Outside Legal Counsel if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

            Signature             Print Name             Date

EXHIBIT A

A-1

CONTACT EXHIBIT INFORMATION A

Anonymous Hotline: 1-844-400-9483

OR https://www.openboard.info/ALOT/index.cfm

EXHIBIT B

PROCEDURESABOUT REGARDING ACCOUNTING COMPLAINTS MATTERS AND CONCERNS

The Sarbanes-Oxley Act of 2002 requires audit committees to establish procedures for: i. the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and ii. the confidential, anonymous submission by employees of the company of con cerns regarding such matters.

Accordingly, the Audit Committee of AstroNova has adopted the procedures set forth below.

A. Receipt, Retention and Treatment of Complaints.

1. Receipt.

Any Covered Person who receives a complaint, whether from an employee of the Company or any other person, regarding accounting, internal accounting controls or auditing matters (a “Complaint”) shall promptly advise the Audit Committee Chairman or Outside Legal Counsel of the receipt and substance of the Complaint.

2. Retention.

The Audit Committee shall retain all writings and other documentation received in connection with a Complaint, in a secure area, for at least five (5) years from the receipt.

3. Treatment.

The Audit Committee shall include the matters raised by any Complaint (whether it is received directly by any member of the Committee or its representative) on the agenda for discussion at its next meeting. If the Chair of the Audit Committee determines, in his or her reasonable judgment, that the matters raised in the Complaint should be addressed prior to the next regularly scheduled meeting of the Audit Committee, the Chair shall call a special meeting of the Audit Committee to be held at a sooner time.

The Audit Committee may invite any other employees of the Company, as well as representatives of the Company’s independent auditors or its outside legal counsel, to attend all or a portion of the meeting at which a discussion of the Complaint is scheduled. In addition, the Audit Committee may engage independent counsel and other advisers, as it may deem necessary, in evaluating and responding to the Complaint. At the meeting, the Audit Committee shall discuss and evaluate the merits of the Complaint and authorize such responses and follow-up actions, if any, as it deems necessary and appropriate, to address the substance of the Complaint.

B. Submission Process.

Complaints or other concerns regarding the accounting, internal accounting control or auditing may be submitted directly to the Audit Committee Chairman, Outside Legal Counsel or any member of the Audit Committee. The names of and contact information for each of those persons are attached to this Code as Exhibit A.

Any Covered Person who has or wishes to raise concerns regarding questionable accounting or auditing matters anonymously may do so by calling the Company’s anonymous Hotline. The toll-free phone number for the anonymous Hotline is 844-400-

9483. The Hotline is also accessible via the web at https://www.openboard.info/ALOT/ index.cfm The Hotline is owned, staffed and managed by an independent company and is available 24 hours per day, seven days a week. Even if a Covered Person submits concerns other than anonymously, the Company will endeavor to protect the privacy and confidentiality of that person to the extent possible. In any event, Covered Persons will not be subject to reprisal, discrimination or public embarrassment for making good faith reports of concerns.

All concerns regarding questionable accounting, internal controls or auditing matters will be treated in the manner described under Section A above (concerning receipt, retention and treatment of Complaints).

*	* * * * * * *

These procedures shall be distributed to each employee of the Company as part of its Code of Conduct.